Exhibit 10.11

FORM

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into effective as of [●], 2017 (the “Effective Date”), by and among Playa Hotels & Resorts N.V., a Dutch public limited liability company (naamloze vennootschap) having its corporate seat at Amsterdam, the Netherlands (address: Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, trade register number: 57593590) (the “Company” or the “Indemnitor”) and [                    ] (the “Indemnitee”).

WHEREAS, the Indemnitee is an officer or a member of the board of directors of the Company (the “Board of Directors”) and in such capacity is performing a valuable service for the Company;

WHEREAS, Dutch law permits the Company to enter into contracts with its officers or members of its Board of Directors with respect to indemnification of, and advancement of expenses to, such persons;

WHEREAS, the Company’s articles of association (the “Articles of Association”) provide that the Company shall indemnify its Indemnified Officers against financial losses or damages and advance expenses in certain circumstances;

WHEREAS, the Board of Directors has determined that contractual indemnification as set forth herein is not only reasonable and prudent but also promotes the best interests of the Company and its stakeholders; and

WHEREAS, in order to induce the Indemnitee to provide services to the Company as an officer or a member of the Board of Directors, and to provide the Indemnitee with specific contractual assurance that indemnification will be available to the Indemnitee regardless of, among other things, any amendment to the Articles of Association (including following any acquisition transaction relating to the Company) and the scope and availability of any insurance coverage procured by the Company, the Indemnitor desires to provide the Indemnitee with protection against personal liability as set forth herein, and the foregoing being a material condition to Indemnitee’s willingness to serve on the Board of Directors and/or as an officer of the Company.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein including without limitation the Indemnitee’s agreement to serve on the Board of Directors and/or as an officer of the Company, the Indemnitor and the Indemnitee hereby agree as follows:

1.	DEFINITIONS

For purposes of this Agreement:

(A)	“Change in Control” shall be deemed to have occurred if –

(i)    a “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the total voting power of the Voting Shares of the Company, on a fully diluted basis;

(ii)    individuals who on the Effective Date constitute the Board of Directors of the Company (together with any new directors whose election by such board or whose nomination by such board for election by the shareholders of the Company was approved by a vote of at least a majority of the members of such board then in office who either were members of such board on the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such board then in office; or

(iii)    the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, other than any such transaction in which the holders of securities that represented one hundred percent (100%) of the Voting Shares in the capital of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the total voting power of the Voting Shares of the surviving Person in such merger or consolidation transaction immediately after such transaction.

(B)	“Corporate Status” describes the status of a person who is or was a director or officer of the Company or any direct or indirect subsidiary of the Company or is or was serving at the request of the Company as a director, officer, partner (limited or general), member, employee or agent of any other foreign or domestic corporation, partnership, joint venture, limited liability company, trust, other enterprise (whether conducted for profit or not for profit) or employee benefit plan. The Company shall be deemed to have requested the Indemnitee to serve an employee benefit plan where the performance of the Indemnitee’s duties to the Company also imposes or imposed duties on, or otherwise involves or involved services by, the Indemnitee to the plan or participants or beneficiaries of the plan.

(C)	“Company” has the meaning set forth in the preamble of this Agreement and includes all predecessors of the Company including without limitation Playa Hotels & Resorts B.V., Porto Holdco B.V. and Porto Holdco N.V.

(D)

“Determination” means a determination that either (x) there is a reasonable basis for the conclusion that the requirements for indemnification of Indemnitee set forth in paragraph 2 of this Agreement have been satisfied and the exclusions set forth in paragraph 11 are inapplicable (which determination may be agreed to by the Indemnitee and the Company in a settlement agreement) (a “Favorable Determination”) or (y) there is no reasonable basis for the conclusion that the requirements for indemnification of Indemnitee set forth in paragraph 2 of this Agreement have been satisfied and the exclusions set forth in paragraph 11 are inapplicable (which determination may be agreed to by the Indemnitee and the Company in a settlement agreement) (an “Adverse Determination”).

(E)	“Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee and does not otherwise have an interest materially adverse to any interest of the Indemnitee.

(F)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

(G)	“Expenses” shall include all attorneys’ and paralegals’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses (including transportation, lodging, and meals), duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements, costs, fees or expenses of the types customarily or otherwise reasonably incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding and any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent.

(H)	“Indemnified Officer” means a current or former member of the Board of Directors and any other person designated as an executive officer entitled to indemnification pursuant to Article 21 of the Articles of Association by the Board of Directors.

(I)	“Proceeding” shall be broadly construed and includes any action, claim, suit, arbitration, alternate dispute resolution mechanism, investigation (including any formal or informal internal investigation (including an information request) to which the Indemnitee is made a party or participant by reason of the Corporate Status of the Indemnitee), inquiry, administrative hearing, or any other proceeding, including appeals therefrom, whether brought by or in the right of the Company or otherwise, whether civil, criminal, administrative, regulatory or investigative, except one initiated by the Indemnitee pursuant to paragraph 6 of this Agreement to enforce such Indemnitee’s rights under this Agreement.

(J)	“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(K)	“Special Legal Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporate law and neither presently is, nor in the past three (3) years has been, retained to represent (i) the Indemnitor or the Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Special Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Special Legal Counsel and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(L)	“Voting Share” means, with respect to any entity, a share of capital stock entitled to vote generally in the election of directors or other governing body of such entity.

2.	INDEMNIFICATION

(A)	The Company hereby agrees to hold harmless the Indemnitee and, unless prohibited by paragraph 11 hereof and subject to the other provisions of this Agreement, the Company shall indemnify the Indemnitee, to the maximum extent permitted by law in effect from time to time (provided, however, that no change in the applicable law shall have the effect of reducing the benefits available to the Indemnitee under this Agreement), against damages, costs, judgments, penalties, fines and settlements and Expenses actually incurred by or on behalf of such Indemnitee if the Indemnitee is made or is threatened to be made a party to, or is otherwise involved in, as a witness or otherwise, any threatened, pending or completed Proceeding (brought in the right of the Company or otherwise) or any claim, issue or matter therein, by reason of Indemnitee’s Corporate Status or by reason of (or arising in part out of) any actual or alleged event or occurrence related to the Indemnitee’s Corporate Status or by reason of (or arising in part out of) any actual or alleged act or omission on the part of the Indemnitee taken or omitted in or relating to the Indemnitee’s Corporate Status.

(B)	To the extent that Indemnitee shall have been successful on the merits or otherwise in defense of any Proceeding related to Indemnitee’s Corporate Status or any portion thereof or in defense of any issue or matter therein, including without limitation dismissal without prejudice, Indemnitee shall be indemnified against all damages, costs, judgments, penalties, fines and settlements and Expenses relating to such Proceeding to the fullest extent allowable by law, and no Determination regarding the applicability of paragraph 11 shall be required.

(C)	To the extent that Indemnitee’s involvement in a Proceeding related to Indemnitee’s Corporate Status is to prepare to serve and serve as a witness, and not as a party, the Indemnitee shall be indemnified against all Expenses incurred in connection therewith to the fullest extent allowable by law and no Determination regarding the applicability of paragraph 11 shall be required.

3.	ADVANCEMENT OF EXPENSES

Notwithstanding anything in this Agreement to the contrary, but subject to paragraph 11 hereof, if the Indemnitee is or was or becomes a party to, or is otherwise involved in any Proceeding (including as a witness), or is or was threatened to be made a party to or a participant (including as a witness) in any such Proceeding, by reason of the Indemnitee’s Corporate Status, or by reason of (or arising in part out of) any actual or alleged event or occurrence related to the Indemnitee’s Corporate Status, or by reason of any actual or alleged act or omission on the part of the Indemnitee taken or omitted in or relating to the Indemnitee’s Corporate Status, then the Indemnitor shall advance all Expenses incurred by or on behalf of the Indemnitee in connection with any such Proceeding within ten (10) days after the receipt by the Indemnitor of a statement or statements from Indemnitee requesting such advance or advances from time to time, without regard to whether a preliminary determination of Indemnitee’s ultimate entitlement to indemnification under this Agreement has been made. The Indemnitee hereby undertakes to repay any amounts advanced (without interest) to the extent that it is ultimately determined that Indemnitee is not entitled under this Agreement to be indemnified by the Company in respect thereof. No other form of undertaking shall be required of Indemnitee other than the execution of this Agreement. This paragraph 3 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to paragraph 11. The undertaking required by this paragraph 3 shall be an unlimited general obligation of the Indemnitee but shall not be secured and shall be accepted without reference to financial ability to make the repayment.

4.	DETERMINATION OF ENTITLEMENT TO AND AUTHORIZATION OF INDEMNIFICATION

(A)	To obtain indemnification under this Agreement, the Indemnitee shall submit to the Indemnitor a written request, including therewith such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification.

(B)	Except in those circumstances, including paragraphs 2(B) and 2(C), where no Determination is required, the Determination whether to grant Indemnitee’s indemnification request shall be made within thirty (30) days after receipt of the Indemnitee’s written request for indemnification pursuant to paragraph 4(A) and such Determination shall be made either (i) by a majority of the Disinterested Directors, even though less than a quorum, so long as the Indemnitee does not request that such Determination be made by Special Legal Counsel, or (ii) if so requested by the Indemnitee or if there are no Disinterested Directors, in the Indemnitee’s sole discretion, by Special Legal Counsel in a written opinion to the Indemnitor and the Indemnitee. If a Determination is made that the Indemnitee is entitled to indemnification, payment to the Indemnitee shall be made within fifteen (15) business days after such Determination based on the documentation provided pursuant to paragraph 4(A), less any Expenses advanced pursuant to paragraph 3. The Indemnitee shall reasonably cooperate with the person, persons or entity making such Determination with respect to the Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure (unless the privilege or other disclosure requirement applies only with respect to the Company, the Company’s subsidiaries and/or their respective directors, officers or employees) and which is reasonably available to the Indemnitee and reasonably necessary to such Determination. Any Special Legal Counsel and/or Disinterested Directors, as applicable, shall act reasonably and in good faith in making the Determination. Any Expenses incurred by the Indemnitee in so cooperating with the Disinterested Directors or Special Legal Counsel, as the case may be, making such determination shall be advanced and borne by the Indemnitor in accordance with paragraph 3 of this Agreement (irrespective of the Determination as to Indemnitee’s entitlement to indemnification).

(C)	The Indemnitor shall be bound by and shall have no right to challenge a Favorable Determination. If an Adverse Determination is made, the Indemnitee shall have the right to commence a Proceeding before a court of competent jurisdiction to challenge such Adverse Determination and/or to require the Indemnitor to make such payments or advancement of expenses (and the Indemnitor shall have the right to defend its position in such Proceeding and to appeal any adverse judgment in such Proceeding). The Indemnitee shall be entitled to have such Expenses advanced by the Indemnitor in accordance with paragraph 3 of this Agreement and applicable law. If the Indemnitee fails to challenge an Adverse Determination within thirty (30) days, or if Indemnitee challenges an Adverse Determination and such Adverse Determination has been upheld by a final judgment of a court of competent jurisdiction from which no appeal can be made, then, to the extent and only to the extent required by such Adverse Determination or final judgment, the Indemnitor shall not be obligated to indemnify the Indemnitee under this Agreement.

(D)	In the event the determination of entitlement to indemnification is to be made by Special Legal Counsel pursuant to paragraph 4(B) hereof, the Indemnitee, or the Indemnitor, as the case may be, may, within seven (7) days after such written notice of selection shall have been given, deliver to the Indemnitor or to the Indemnitee, as the case may be, a written objection to such selection. Such objection may be asserted only on the grounds that the Special Legal Counsel so selected does not meet the requirements of “Special Legal Counsel” as defined in paragraph 1 of this Agreement. If such written objection is made, the Special Legal Counsel so selected may not serve as Special Legal Counsel until a court has determined that such objection is without merit. If, within twenty (20) days after submission by the Indemnitee of a written request for indemnification pursuant to paragraph 4(A) hereof, no Special Legal Counsel shall have been selected or, if selected, shall have been objected to, either the Indemnitor or the Indemnitee may petition a court for resolution of any objection which shall have been made by the Indemnitor or the Indemnitee to the other’s selection of Special Legal Counsel and/or for the appointment as Special Legal Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is so resolved or the person so appointed shall act as Special Legal Counsel under paragraph 4(B) hereof.

(E)	If the person or entity making the determination whether the Indemnitee is entitled to indemnification shall not have made a determination within thirty (30) days after receipt by the Indemnitor of the request therefor, a Favorable Determination shall, to the fullest extent permitted by applicable law, be deemed to have been made and the Indemnitee shall be entitled to such indemnification, absent: (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification hereunder, or (ii) a prohibition of such indemnification under applicable law; provided, such 30-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person or entity making said Determination in good faith reasonably requires additional time to make such Determination.

(F)	Notwithstanding anything in this Agreement to the contrary, no Determination as to entitlement of the Indemnitee to indemnification under this Agreement shall be required to be made prior to the final disposition of the applicable Proceeding.

5.	PRESUMPTIONS

(A)	It shall be presumed that the Indemnitee is entitled to indemnification and advancement of Expenses under this Agreement (notwithstanding any Adverse Determination), and the Indemnitor or any other person or entity challenging such right shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

(B)	The termination of any Proceeding by conviction against the Indemnitee, or upon a plea by the Indemnitee of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, shall not adversely affect the right of Indemnitee to indemnification or create a presumption that the Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

(C)	The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Proceeding is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such Proceeding with or without payment of money or other consideration), it shall be conclusively presumed that the Indemnitee has been successful on the merits or otherwise in such Proceeding for purposes of indemnification under paragraph 2(B).

(D)	For purposes of any determination as to Indemnitee’s entitlement of indemnification, Indemnitee shall be presumed to have met the standard of conduct for indemnification if, among other things and without limitation, Indemnitee relied on any information, opinion, report or statement, including any financial statement or other financial data or the records or books of account of the Company, prepared or presented by an officer or employee of the Company or any enterprise whom Indemnitee reasonably believed to be reliable and competent in the matters presented, by a lawyer, certified public accountant, appraiser or other person or expert, as to a matter which Indemnitee reasonably believed to be within the person’s professional or expert competence. The provisions of this paragraph 5 shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee met, or is presumed to have met, the applicable standard of conduct set forth in this Agreement. The Indemnitee hereby undertakes to repay (without interest) any amounts expended by Indemnitor in the defense of such Proceeding to the extent that it is ultimately determined (in a final, non-appealable decision) that Indemnitee is not entitled under this Agreement to be indemnified by the Company in respect thereof. No other form of undertaking shall be required of Indemnitee other than the execution of this Agreement.

6.	REMEDIES

(A)

In the event that: (i) an Adverse Determination is made, (ii) advancement of Expenses is not timely made pursuant to this Agreement, or (iii) payment of indemnification due the Indemnitee under this Agreement is not timely made, the Indemnitee shall be entitled to an adjudication in an appropriate court of competent jurisdiction, or through binding arbitration in accordance with paragraph 17 hereof, of such Indemnitee’s entitlement to such indemnification or advancement of Expenses.

(B)	In the event that an Adverse Determination shall have been made pursuant to paragraph 4(C) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this paragraph 6 shall be conducted in all respects as a de novo trial, or arbitration, on the merits. The fact that an Adverse Determination has been made earlier pursuant to paragraph 4 of this Agreement that the Indemnitee was not entitled to indemnification shall not be taken into account in any proceeding commenced pursuant to this paragraph 6 and (i) the Indemnitee shall not be prejudiced in any way by reason of that Adverse Determination and (ii) the Indemnitor shall have the burden of proving that the Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(C)	If a Favorable Determination shall have been made or deemed to have been made pursuant to paragraph 4(B) or paragraph 4(E) of this Agreement that the Indemnitee is entitled to indemnification, the Indemnitor shall be bound by such Determination in any judicial proceeding or arbitration commenced pursuant to this paragraph 6, absent: (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(D)	The Indemnitor shall be precluded from asserting in any proceeding commenced pursuant to this paragraph 6 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or arbitral body that the Indemnitor is bound by all the provisions of this Agreement.

(E)	In the event that the Indemnitee, pursuant to this paragraph 6, seeks an adjudication of such Indemnitee’s rights under, or to recover damages for breach of, this Agreement, if successful on the merits or otherwise as to all or less than all claims, issues or matters in such judicial adjudication, the Indemnitee shall be entitled to recover from the Indemnitor, and shall be indemnified by the Indemnitor against, any and all Expenses incurred by or on behalf of such Indemnitee in connection with each successfully resolved claim, issue or matter.

(F)

In the event that the Indemnitee, pursuant to this paragraph 6, seeks an adjudication of his or her rights under, or to recover damages for breach of, this Agreement, the Company shall pay on the Indemnitee’s behalf, in advance, any and all expenses (of the types described in the definition of Expenses) incurred by the Indemnitee in such adjudication, regardless of whether the Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery, provided that the Indemnitee shall be required to reimburse such expenses in the event that a final judicial determination or arbitral award is made or rendered (without further right to appeal) that such action brought by the Indemnitee, or the defense by the Indemnitee of an action brought by the Company or any other person, as applicable, was frivolous or in bad faith.

7.	NOTIFICATION AND DEFENSE OF CLAIMS

The Indemnitee agrees promptly to notify the Indemnitor in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Proceeding or matter that may be subject to indemnification or advancement of Expenses covered hereunder, but the failure so to notify the Indemnitor will not relieve the Indemnitor from any liability that the Indemnitor may have to Indemnitee under this Agreement unless, and only to the extent, the Indemnitor can establish that such omission to notify resulted in actual and material prejudice to which it cannot be reversed or otherwise eliminated without any material adverse effect on the Indemnitor and, in such a case, the Indemnitor shall be relieved of its indemnification obligation only to the extent it is so actually and materially prejudiced. With respect to any such Proceeding as to which Indemnitee notifies the Indemnitor of the commencement thereof:

(A)

The Indemnitor shall assume the defense thereof, with counsel reasonably satisfactory to Indemnitee, without regard to whether a preliminary determination of Indemnitee’s ultimate entitlement to indemnification under this Agreement has been made, unless the Indemnitee provides notice to the Indemnitor that such assumption is not appropriate because (i) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Indemnitor and the Indemnitee in the conduct of the defense of such action, (ii) such Proceeding seeks penalties or other relief against the Indemnitee with respect to which the Indemnitor could not provide monetary indemnification to the Indemnitee (such as injunctive relief or incarceration), or (iii) such Proceeding is brought against Indemnitee by the Indemnitor or any subsidiary of the Indemnitor. After notice from the Indemnitor to Indemnitee of the Indemnitor’s assumption of the defense of the applicable Proceeding, the Indemnitor will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation and cooperation or as otherwise provided below. The Indemnitee shall have the right to employ Indemnitee’s own counsel in such Proceeding, but the fees and disbursements of such counsel incurred after notice from the Indemnitor of the Indemnitor’s assumption of the defense thereof shall be at the expense of Indemnitee unless (a) the employment of counsel by the Indemnitee has been authorized by the Indemnitor, (b) Indemnitee has given Indemnitor notice that Indemnitor’s assumption of the defense would not be appropriate for the reasons set forth in clause (i), (ii) or (iii) above or (c) the Indemnitor shall not in fact have employed counsel to assume the defense of such action that is reasonably satisfactory to the Indemnitee, in each of which cases the fees and disbursements of counsel of Indemnitee shall be at the expense of the Indemnitor.

(B)	The Indemnitor’s assumption of the defense of a Proceeding shall not be deemed to be an acknowledgement by the Indemnitor that any loss and liability suffered by Indemnitee and Expenses of Indemnitee incurred in connection with such Proceeding are indemnifiable by the Indemnitor under paragraph 2 of this Agreement. The Determination of whether Indemnitee is entitled to indemnification with respect to such Proceeding, if a Determination is required in the circumstances, shall be made in accordance with the procedures set forth in paragraph 4.

(C)	The Indemnitor shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Indemnitor’s written consent. The Indemnitor shall not settle any action or claim that would impose any penalty or limitation on the Indemnitee (which the Company is not permitted to pay or for which it cannot provide indemnification) or agree to a settlement unless such settlement is for money damages only and also includes a full release of the Indemnitee, in each case, without the Indemnitee’s written consent. Subject to the preceding sentence, neither the Indemnitor nor Indemnitee will unreasonably withhold or delay consent to any proposed settlement as referred to in the first sentence of this paragraph 7(C).

8.	NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; MAINTENANCE OF INSURANCE AND SUBROGATION

(A)	The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the Articles of Association, any other agreement, a resolution of the Board of Directors or otherwise, except that, subject to the other terms hereof, any payments otherwise required to be made by the Indemnitor hereunder shall be offset by any and all amounts received by the Indemnitee from any other indemnitor or under one or more liability insurance policies maintained by an indemnitor or otherwise and shall not be duplicative of any other payments received by an Indemnitee from the Indemnitor in respect of the matter giving rise to the indemnity hereunder; provided, however, that if indemnification rights are provided by an Additional Indemnitor as defined in paragraph 15(B) hereof, such paragraph shall govern. No amendment, alteration or repeal of this Agreement or any provision hereof shall be effective as to the Indemnitee with respect to any action taken or omitted by the Indemnitee prior to such amendment, alteration or repeal.

(B)	As of the Effective Date, Indemnitor shall have purchased, and shall thereafter maintain, an insurance policy or policies with reputable insurance companies with A.M. Best ratings of “A” or better providing Indemnitee with coverage for any liability asserted against, and incurred by, Indemnitee or on Indemnitee’s behalf, by reason of the Indemnitee’s Corporate Status, whether or not the Company would have the power to indemnify Indemnitee against such liability under the provisions of this Agreement, to the maximum extent of the coverage available under such insurance policy or policies. Such insurance policies shall have coverage terms and policy limits at least as favorable to Indemnitee as the insurance coverage provided to any other director or officer of Indemnitor. If the Indemnitor has such insurance in effect at the time the Indemnitor receives from Indemnitee any notice of the commencement of a Proceeding, the Indemnitor shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in such policies. The Indemnitor shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies. Upon any Change in Control, any sale of all or substantially all of the assets of the Company or liquidation or dissolution of the Company, the Indemnitor shall use its best efforts to obtain or arrange for continuation and/or “tail” coverage for the Indemnitee to the maximum extent obtainable at such time.

(C)	Except as otherwise provided in paragraph 15(B) hereof, in the event of any payment under this Agreement, the Indemnitor shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all actions necessary to secure such rights, including execution of such documents as are necessary to enable the Indemnitor to bring suit to enforce such rights.

(D)	Except as otherwise provided in paragraphs 8(E) and 15(B) hereof, the Indemnitor shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement, or otherwise. The extent of coverage under any insurance policy maintained by Indemnitor shall not limit the obligation of Indemnitor to provide indemnification to Indemnitee in accordance with this Agreement.

(E)

Notwithstanding anything else contained herein, if Farallon Capital Management, L.L.C. or any of its affiliates other than the Indemnitor (collectively, “Farallon”) Hyatt Hotels Corporation or any of its affiliates other than the Indemnitor (collectively, “Hyatt”), or TPG Global, LLC,TPACE Sponsor Corp. or any of

their respective affiliates other than the Indemnitor (“TPG”) pays or causes to be paid, for any reason, any amounts with respect to any Proceeding in which the Indemnitee may be indemnified or entitled to indemnification hereunder or under any other indemnification agreement with the Indemnitee (whether pursuant to contract, by-laws, charter or other organizational documents) or otherwise, then (x) Farallon, Hyatt or TPG shall be fully subrogated to all rights of the Indemnitee with respect to such payment and (y) as a result of such subrogation, the Indemnitor shall fully indemnify, reimburse and hold harmless Farallon, Hyatt and TPG for all such payments actually made by Farallon, Hyatt or TPG to the extent the Indemnitee was entitled to such reimbursement and/or indemnification hereunder.

9.	CONTINUATION OF INDEMNITY

(A)	All agreements and obligations of the Indemnitor contained herein shall continue during the period the Indemnitee is an officer or a member of the Board of Directors or other Indemnified Officer and shall continue thereafter so long as the Indemnitee shall be subject to any threatened, pending or completed Proceeding by reason of such Indemnitee’s Corporate Status and during the period of statute of limitations for any act or omission occurring before, during and/or after the Indemnitee’s term of Corporate Status. This Agreement shall be binding upon the Indemnitor and its respective successors and permitted assigns and shall inure to the benefit of the Indemnitee and such Indemnitee’s heirs, executors and administrators.

(B)	The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance reasonably satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

10.	SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give maximum legal effect to the intent manifested by the provisions held invalid, illegal or unenforceable.

11.	EXCEPTIONS TO RIGHT OF INDEMNIFICATION OR ADVANCEMENT OF EXPENSES

Notwithstanding any other provisions of this Agreement, the Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement:

(i)	with respect to any Proceeding initiated by such Indemnitee against the Indemnitor other than a proceeding to establish or enforce a right of indemnification or advancement of expenses under this Agreement, with respect to which the right to indemnification and advancement shall be governed by paragraph 6 hereof;

(ii)	with respect to any Proceeding for an accounting of profits arising from the purchase and sale by Indemnitee of securities of the Company in violation of Section 16(b) of the Exchange Act, rules and regulations promulgated thereunder, or any similar provisions of any federal, state or local statute; or

(iii)	if it is established by a final (not interlocutory), non-appealable judgment or other judgment or adjudication that: (a) the act or omission of the Indemnitee was material to the matter giving rise to the Proceeding and either (x) was committed by the Indemnitee in bad faith or (y) was the result of active and deliberate dishonesty; (b) the Indemnitee actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe and did believe that the act or omission was unlawful.

12.	HEADINGS; INTERPRETATION

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof. Whenever the word “including,” or other variation of the verb “include” is used in this Agreement, it shall be deemed to be for purposes of identifying only one or more of the possible alternatives, and the entire provision in which such word appears shall be read as if the phrase “including without limitation” were actually used in the text.

13.	MODIFICATION AND WAIVER

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

14.	NOTICES

All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand or by a nationally recognized overnight delivery service and received by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, if so delivered or mailed, as the case may be, to the following addresses:

If to the Indemnitee, to the address set forth in the records of the Company.

If to the Indemnitor, to:

Playa Hotels & Resorts N.V.

1560 Sawgrass Corporate Parkway, Suite 310

Fort Lauderdale, FL 33323

Attention: General Counsel

With a copy to:

NautaDutilh N.V.

Beethovenstraat 400

1082 PR Amsterdam, the Netherlands

Attention: Ruud C. Smits / Paul C.S. van der Bijl

and

Hogan Lovells US LLP

555 13th Street NW

Washington, DC 20004

Attention: Eve N. Howard

or to such other address as may have been furnished to the Indemnitee by the Indemnitor or to the Indemnitor by the Indemnitee, as the case may be.

15.	CONTRIBUTION

(A)	To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable in whole or in part to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by the Indemnitee, whether for Expenses, judgments, penalties, fines and settlements and/or expenses actually incurred by or on behalf of the Indemnitee, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and the Indemnitee in connection with such event(s) and/or transaction(s).

(B)

The Company acknowledges and agrees that as between the Company and any other entity that has provided indemnification rights to the Indemnitee in respect of Indemnitee’s appointment or service as a director of the Company at the request of such entity (an “Additional Indemnitor”), the Company shall be primarily liable (i.e., the Company shall be the indemnitor of first resort) to Indemnitee as set forth in this Agreement for any indemnification claim (including, without limitation, any claim for advancement of Expenses) by Indemnitee in respect of any Proceeding for which Indemnitee is entitled to indemnification hereunder. In the event the Additional Indemnitor is liable to any extent to Indemnitee by virtue of indemnification rights provided by the Additional Indemnitor to Indemnitee in respect of Indemnitee’s service on the Board of Directors at the request of the Additional Indemnitor and Indemnitee is also entitled to indemnification under this Agreement (including, without limitation, for advancement of Expenses) as a result of any Proceeding, the Company shall pay, in the first instance, the entire amount of any indemnification claim (including, without limitation, any claim for advancement of Expenses) brought by the Indemnitee against the Company under this Agreement or the Articles of Association (including, without limitation, any claim for advancement of Expenses) without requiring the Additional Indemnitor to contribute to such payment and the Company hereby waives and relinquishes any right of contribution, subrogation or any other right of recovery of any kind it may have against the Additional Indemnitor in respect thereof. The Company further agrees that no advancement or payment by the Additional Indemnitor on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Additional Indemnitor shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Company. Without limiting the generality of the foregoing, the Company hereby acknowledges that (i) certain of its Directors, including the Directors affiliated with Farallon (the

“Farallon Specified Directors”), may have certain rights to indemnification and advancement of expenses provided by Farallon and certain of its Affiliates (collectively, the “Farallon Indemnitors”), (ii) certain of its Directors, including the Directors affiliated with Hyatt (the “Hyatt Specified Directors”), may have certain rights to indemnification and advancement of expenses provided by Hyatt and certain of its Affiliates (collectively, the “Hyatt Indemnitors”), and (iii) certain of its Directors, including the Directors affiliated with TPG (the “TPG Specified Directors”, and together with the Farallon Specified Directors and the Hyatt Specified Directors, the “Specified Directors”), may have certain rights to indemnification and advancement of expenses provided by TPG and certain of its Affiliates (collectively, the “TPG Indemnitors”, and together with the Farallon Indemnitors and the Hyatt Indemnitors, the “Third Party Indemnitors”), which shall constitute Additional Indemnitors for purposes of this paragraph. To the extent the Indemnitee is a Specified Director, the Company hereby agrees and acknowledges that with respect to matters for which it is required to provide indemnity pursuant to the terms of this Agreement and/or the Articles of Association, (i) it shall be the indemnitor of first resort with respect to the Indemnitee (i.e., its obligations to the Indemnitee are primary and any obligation of the Third Party Indemnitors to advance expenses or to provide indemnification for expenses or liabilities incurred by or on behalf of the Indemnitee are secondary), (ii) it shall advance the full amount of expenses incurred and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement by the Indemnitee to the extent required by the terms of this Agreement (or any other agreement between the Company and the Indemnitee), without regard to any rights the Specified Directors may have against the Third Party Indemnitors and (iii) it irrevocably waives, relinquishes and releases the Farallon Indemnitors from any and all claims against the Farallon Indemnitors, the Hyatt Indemnitors from any and all claims against the Hyatt Indemnitors and the TPG Indemnitors from any and all claims against the TPG Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof related to the Company’s obligations set forth in clauses (i) and (ii) in this sentence. The Company further agrees that no advancement or payment by the Farallon Indemnitors on behalf of the Farallon Indemnitee, the Hyatt Indemnitors on behalf of the Hyatt Indemnitee or the TPG Indemnitors on behalf of the TPG Indemnitee with respect to any claim for which the Indemnitee has sought indemnification from the Company shall affect the foregoing and the Farallon Indemnitors, Hyatt Indemnitors and TPG Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Farallon Indemnitee, Hyatt Indemnitee or TPG Indemnitee, as applicable, against the Company. To the extent that this paragraph 15(B) conflicts or is inconsistent with any other terms of this Agreement, then this paragraph 15(B) shall control.

16.	GOVERNING LAW

The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without application of the conflict of laws principles thereof.

17.	SERVICE OF PROCESS AND VENUE

Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of any state court within New Castle County, Delaware or the United States District Court for the District of Delaware sitting in Wilmington, Delaware in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than a state court within New Castle County, Delaware or if, under applicable law exclusive jurisdiction over such matter is vested in the United States federal courts, the United States District Court for the District of Delaware sitting in Wilmington, Delaware and (iv) consents to service being made through the notice procedures set forth in paragraph 14 hereof. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in paragraph 14 hereof shall be effective service of process for any suit or proceeding in connection with this Agreement. Indemnitee may alternatively seek an award in arbitration related to his or her entitlement to such dispute, to be conducted by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within one year following the date on which Indemnitee first has the right to commence such proceeding under this subsection. Indemnitor shall not oppose Indemnitee’s right to seek any such adjudication or an award in arbitration in accordance with this Agreement or Indemnitee’s choice of forum to seek any such adjudication or award in arbitration.

18.	NO ASSIGNMENTS

The Indemnitee may not assign its rights or delegate obligations under this Agreement without the prior written consent of the Indemnitor. The Company may not assign its rights or delegate its obligations under this Agreement without the prior written consent of the Indemnitee. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective permitted assigns, including, without limitation, any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company. Any assignment or delegation in violation of this paragraph 20 shall be null and void.

19.	NO THIRD PARTY RIGHTS

Except for the rights of an Additional Indemnitor, including the Farallon Indemnitors, Hyatt Indemnitors and the TPG Indemnitors under paragraphs 8(E) and 15(B) hereof and except for Farallon, Hyatt and TPG, who are expressly made third party beneficiaries of paragraphs 8(E) and 15(B) hereof, (a) nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement; and (b) this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

20.	SPECIFIC PERFORMANCE

The Company and the Indemnitee agree that a monetary remedy for the Company’s breach of this Agreement may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause the Indemnitee irreparable harm. Accordingly, in the event of any such violation, the Indemnitee shall be entitled, if the Indemnitee so elects, to institute proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation, or to obtain any relief or any combination of the foregoing as the Indemnitee may elect to pursue. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of the Indemnitee by the court or tribunal before which the Indemnitee seeks such injunctive relief and/or specific performance, and the Company hereby waives any such requirement of such a bond or undertaking.

21.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute an agreement binding on all of the parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PLAYA HOTELS & RESORTS N.V.

By:
Name:
Title:

INDEMNITEE:

By:
Name:

[Signature Page to Indemnification Agreement]